Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 10, 2026 with respect to the consolidated financial statements of Air Water Ventures Holdings Limited and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, which are incorporated by reference in this Shell Company Report on Form 20-F.

We consent to the incorporation by reference of the aforementioned report in this Shell Company Report on Form 20-F and to the use of our name as it appears under the caption “Statement by Experts.”

/s/ Grant Thornton Audit and Accounting Limited (Dubai Branch)

Dubai, United Arab Emirates

August 20, 2026